UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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FORM 8-K
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CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report: December 16, 2016
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HEWLETT PACKARD ENTERPRISE COMPANY
(Exact name of registrant as specified in its charter)
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Delaware	001-37483	47-3298624
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

3000 HANOVER STREET PALO ALTO, CA	94304
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (650) 687-5817
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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

£	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

£	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

£	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

£	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
The information described below under “Item 2.03. Creation of a Direct Financial Obligation under an Off-Balance Sheet Arrangement of a Registrant” is hereby incorporated by reference into this Item 1.01.
Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
On May 24, 2016, the Company announced plans for a tax-free spin-off and merger of its Enterprise Services business ("Everett") with Computer Sciences Corporation ("CSC") (such spin-off, the “Spin Transaction”; such merger, the “Merger”; and collectively, the "Everett Transactions"), which will create a pure-play, global IT services company.
As contemplated by the Everett Transactions, on December 16, 2016, Everett SpinCo, Inc. (the “Borrower”), a wholly owned subsidiary of Hewlett Packard Enterprise Company (the “Company”), entered into a term loan agreement (the “Term Loan Agreement”), together with the lenders named therein, the arrangers named therein (the “Arrangers”) and The Bank of Tokyo-Mitsubishi UFJ, Ltd. (“BTMU”), as administrative agent, providing for a senior unsecured delayed draw, term loan facility in the aggregate principal amount of the U.S. dollar equivalent of $2,000,000,000 (the “Term Loan”). The lenders have committed to provide (i) Tranche A-1 Term Loans in U.S. dollars in an aggregate amount of $375,000,000 (the “Tranche A-1 Loans”), (ii) Tranche A-2 Term Loans in U.S. dollars in an aggregate amount of $1,310,000,000 (the “Tranche A-2 Loans”) and (iii) Tranche A-3 Term Loans in Euros in an aggregate amount of $315,000,000 (the “Tranche A-3 Loans”).
The Term Loan, when funded, may be used for general corporate purposes, including to pay expenses associated with the Everett Transactions and the payment of a special dividend by the Borrower to the Company in connection with the Spin Transaction. The funding date of the Term Loan (the “Funding Date”) is conditioned, among other things, on the satisfaction or waiver of the conditions to consummation of the Merger (other than the consummation of the Spin Transaction).
Commitments under the Term Loan will be available until August 1, 2017, unless such date is extended to September 30, 2017, at the election of the Arrangers.
Borrowings under the Term Loan will bear interest at rates per annum, determined, at the Borrower’s option, by reference either to an alternate base rate (“ABR Borrowing”) or to LIBOR (“Eurodollar Borrowing”).
With respect to Tranche A-1 Loans, ABR Borrowings will bear interest at (a) the highest of (i) the prime rate announced by BTMU, (ii) the Federal Funds Effective Rate plus one-half of 1%, and (iii) one-month LIBOR plus 1% (the “Alternative Base Rate”), plus (b) a margin of between zero and 62.5 basis points. Eurodollar Borrowings will bear interest at (a) the London interbank offered rate for deposits in dollars with a term equivalent to the interest period for such borrowing (“LIBOR”) plus (b) a margin of between 87.5 and 162.5 basis points.
With respect to Tranche A-2 Loans, ABR Borrowings will bear interest at (a) the Alternative Base Rate, plus (b) a margin of between zero and 75.0 basis points. Eurodollar Borrowings will bear interest at (a) LIBOR plus (b) a margin of between 100 and 175 basis points.
With respect to Tranche A-3 Loans, Eurodollar Borrowings will bear interest at (a) LIBOR plus (b) a margin of between 75 and 135 basis points.
The Term Loan Agreement contains customary representations and warranties and customary affirmative, negative and financial covenants. Other than certain customary financial reporting obligations, all of the affirmative, negative and financial covenants will not apply until the occurrence of the Funding Date. Such covenants contain, among other things, limitations on the Borrower and its subsidiaries incurring liens and entering into certain types of fundamental change transactions. Under the financial covenant, commencing with the end of the first fiscal quarter after the Funding Date, the Borrower may not (i) permit the ratio of its consolidated EBITDA to its consolidated interest expense to be less than 3.0 to 1 for any period of four consecutive fiscal quarters and (ii) permit the ratio of its consolidated total debt to consolidated EBITDA to be greater than 3.0 to 1 as of the last day of any such fiscal quarter.
The Term Loan Agreement includes customary events of default, including events of default relating to non-payment of amounts due under the Term Loan, material inaccuracy of representations and warranties, violation of covenants, non-payment or acceleration of other material indebtedness, bankruptcy and insolvency, unsatisfied material judgments, change of control, certain ERISA events and actual or asserted invalidity of any guarantee by CSC during any guarantee effectiveness period. If an event of default occurs under the Term Loan Agreement, the lenders will be able to terminate the commitments and accelerate the maturity of the Term Loan and exercise other rights and remedies.
The foregoing description is qualified by reference to the full text of the Term Loan Agreement, which is filed here as Exhibit 10.1.
In the ordinary course of their respective financial services businesses, the lenders party to the Term Loan, or their respective affiliates, have provided, and may in the future provide to the Company, and persons and entities with relationships with Company, a variety of services, including cash management, investment research and management, commercial banking, hedging, brokerage, and advisory or other financial and non-financial activities and services, for which they received or will receive customary fees and expenses.
Item 9.01. Financial Statements and Exhibits.
(d)    Exhibits.

Exhibit No.	Description
10.1	Term Loan Agreement, dated as of December 16, 2016, by and among Everett SpinCo, Inc., the lenders and arrangers party thereto and The Bank of Tokyo-Mitsubishi UFJ, Ltd., as administrative agent.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

HEWLETT PACKARD ENTERPRISE COMPANY
	By:	/s/ Rishi Varma
Rishi Varma
Senior Vice President, Deputy General Counsel and Assistant Secretary

Date: December 22, 2016

EXHIBIT INDEX

Exhibit No.	Description
10.1	Term Loan Agreement, dated as of December 16, 2016, by and among Everett SpinCo, Inc., the lenders and arrangers party thereto and The Bank of Tokyo-Mitsubishi UFJ, as administrative agent.